Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
PDS Biotechnology Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-240011) on Form S-3 and in the registration statements (No. 333-234693, No. 333-231945, No. 333-231943, No. 333-229817, No. 333-223390, 333-2223389, No. 333-216431, No. 333-216430, No 333-210042, No.333-210041, and No. 333-207545) on Form S-8 of PDS Biotechnology Corporation of our report dated March 18, 2021, with respect to the consolidated balance sheets of PDS Biotechnology Corporation as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for the years then ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of PDS Biotechnology Corporation.

Short Hills, New Jersey
March 18, 2020